Exhibit 10.17

COMPLETE GENOMICS, INC.

EXECUTIVE CHANGE IN CONTROL AND SEVERANCE PLAN

EFFECTIVE MAY 5, 2011

INTRODUCTION

This Complete Genomics, Inc. Executive Change in Control and Severance Plan (this “Plan”) sets forth the severance benefits available to Senior Executives (as defined below) of Complete Genomics, Inc. (the “Company”) in the event of a Senior Executive’s termination of employment. Each Senior Executive will participate in the Plan, and the Plan is intended to replace each existing offer letter, employment agreement and severance agreement between the Company and a Senior Executive regarding severance or Change in Control (as defined below) benefits. The goal is to create an equitable and consistent program for the Company’s Senior Executives that is commensurate with their level of employment, and to protect the Company’s stockholders and other stakeholders by mitigating agency conflicts that may arise in any future transaction involving a Change in Control.

PLAN PROVISIONS

1. General Eligibility. You will only be eligible to participate in this Plan (a “Senior Executive”) if you have been designated as a participant by the Board (as defined below) or Plan Administrator (as defined below), your customary employment is twenty (20) hours or more per week and you execute a participant agreement in the form provided to you by the Company (a “Participant Agreement”). Senior Executives shall remain eligible for this Plan in the case of sick leave, military leave or any other leave of absence approved pursuant to the regular leave policy of the Company.

2. Severance Benefits. If you are a Senior Executive and if, outside of a Change in Control Period (as defined below), you experience a Covered Termination (as defined below), then subject to you executing and not revoking during any applicable revocation period a general release of all claims against the Company and its Affiliates in a form acceptable to the Company (a “Release”) within thirty (30) days following the date of your Covered Termination, then, in addition to any accrued but unpaid salary, wages, vacation and other amounts required by applicable law, you will be entitled to receive the following benefits described in this Section 2.

(a) Severance Payment. You will be entitled to receive a severance payment equal to that number of months of your Base Salary (as defined below) specified in your Participant Agreement for “Standard Severance Benefits” to be paid to you in a cash lump sum, less applicable withholding obligations, within ten (10) days following the date your Release is no longer subject to revocation.

(b) Continued Healthcare. Subject to the requirements of the Internal Revenue Code of 1986, as amended (the “Code”), the Company will pay, or, at its election, reimburse you for, premiums for health insurance coverage to the same extent it paid health insurance premiums on your behalf as of immediately prior to your termination of employment if you elect to continue health insurance pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) (this health coverage is generally referred to as “Company-Paid Premiums”). The Company-Paid Premiums will continue for that number of months specified in your Participant Agreement for “Standard Severance Benefits”; provided, however, that the Company-Paid Premiums will terminate earlier if you cancel the underlying coverage or such coverage otherwise ends sooner because you become eligible for and elect health coverage with another employer. If your Company-Paid Premiums included your dependents immediately prior to your termination of employment, the Company will continue to pay for the premiums of such dependents after your termination of employment to the same extent, and for the same duration, as are paid by the Company for you unless you elect otherwise.

3. Change in Control Benefits. If you are a Senior Executive and if, during the period of time commencing sixty (60) days prior to a Change in Control and ending twelve (12) months following the Change in Control (the “Change in Control Period”), you experience a Covered Termination, then subject to you executing and not revoking during any applicable revocation period a Release within thirty (30) days following such termination of employment, then, in addition to any accrued but unpaid salary, wages, vacation and other amounts required by applicable law, and in lieu of any benefits set forth in Section 2 above, you will be entitled to receive the following benefits described in this Section 3.

(a) Severance Payment. You will be entitled to receive a severance payment equal to that number of months of your Base Salary specified in your Participant Agreement for “Change in Control Severance Benefits” to be paid to you in a cash lump sum, less applicable withholding obligations, within ten (10) days following the date your Release is no longer subject to revocation.

(b) Bonus Payment. You will be entitled to receive an additional severance payment equal to that number of months of your target cash bonus opportunity for the fiscal year of your Covered Termination as specified in your Participant Agreement for “Change in Control Severance Benefits” to be paid to you in a cash lump sum, less applicable withholding obligations, within ten (10) days following the date your Release is no longer subject to revocation.

(c) Accelerated Vesting. Each outstanding equity award that you hold as of the date of your Covered Termination will vest and, if applicable, become exercisable with respect to one hundred percent (100%) of the shares subject thereto.

(d) Continued Healthcare. Subject to the requirements of the Code, your Company-Paid Premiums will continue for that number of months specified in your Participant Agreement for “Change in Control Severance Benefits”; provided, however, that the Company-Paid Premiums will terminate earlier if you cancel the underlying coverage or coverage otherwise ends sooner because you become eligible for and elect health coverage with another employer. If your Company-Paid Premiums included your dependents immediately prior to your termination of employment, the Company will continue to pay the premiums for such dependents after your termination of employment to the same extent, and for the same duration, as are paid by the Company for you unless you elect otherwise.

4. Definitions. For the purposes of this Plan, the following terms shall have the following meanings:

(a) Affiliate. “Affiliate” means any company controlled by, controlling or under common control with the Company.

(b) Base Salary. “Base Salary” means your monthly base salary rate in effect immediately prior to your Covered Termination.

(c) Board. “Board” means the Board of Directors of the Company.

(d) Cause. “Cause” means:

(i) Your theft, dishonesty or falsification of any employment or Company records;

(ii) Your malicious or reckless disclosure of the Company’s confidential or proprietary information;

(iii) Your commission of any immoral or illegal act or any gross or willful misconduct, where the Company reasonably determines that such act or misconduct has (A) seriously undermined the ability of the Company’s management to entrust you with important matters or otherwise work effectively with you, (B) contributed to the Company’s loss of significant revenues or business opportunities, or (C) significantly and detrimentally effected the business or reputation of the Company or any of its subsidiaries; and/or

(iv) Your failure or refusal by you to work diligently to perform tasks or to work toward the achievement of goals reasonably requested by the Board, provided such breach, failure or refusal continues after the receipt of reasonable notice in writing of such failure or refusal and an opportunity to correct the problem.

“Cause” shall not mean a physical or mental disability.

(e) Change in Control. “Change in Control” means and includes each and all of the following occurrences:

(i) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization fifty percent (50%) or more of the voting power of the outstanding securities of each of (1) the continuing or surviving entity or (2) any direct or indirect parent corporation of such continuing or surviving entity; or

(ii) The sale, transfer or other disposition of all or substantially all of the Company’s assets.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any amount that constitutes Deferred Compensation and is subject to Section 409A of the Code, the transaction must also constitute a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5) to the extent required by Section 409A of the Code.

(f) Change in Control Period. “Change in Control Period” is defined in Section 3 of the Plan.

(g) COBRA. “COBRA” is defined in Section 2(b) of the Plan.

(h) Code. “Code” is defined in Section 2(b) of the Plan.

(i) Company. “Company” is defined in the Introduction to the Plan.

(j) Company-Paid Premiums. “Company-Paid Premiums” is defined in Section 2(b) of the Plan.

(k) Constructive Termination. “Constructive Termination” means your resignation within sixty (60) days of the initial occurrence of one or more of the following events which remains uncured thirty (30) days after your delivery to the Company of written notice thereof:

(i) The delegation to you of duties or the reduction of your duties, either of which substantially reduces the nature, responsibility, or character of your position immediately prior to such delegation or reduction;

(ii) A material reduction by the Company in your base salary in effect immediately prior to such reduction, except to the extent the base salaries of all other executives of the Company are similarly reduced;

(iii) A material reduction by the Company in the kind or level of employee benefits or fringe benefits to which you were entitled prior to such reduction; or the taking of any action by the Company that would adversely affect your participation in any plan, program or policy generally applicable to employees of equivalent seniority, except to the extent the kind or level of employee benefits or fringe benefits of all other executives of the Company are similarly reduced; and

(iv) The Company’s requiring you to relocate your principal office to a place more than forty (40) miles from the location of your principal office as of immediately prior to such change (except that required travel on the Company’s business to an extent substantially consistent with your present business travel obligations shall not be considered a relocation).

(l) Covered Termination. “Covered Termination” means the termination of any Senior Executive that occurs (i) involuntarily by the Company for any reason other than Cause or (ii) due to a Constructive Termination.

(m) Deferred Compensation. “Deferred Compensation” is defined in Section 18(a) of the Plan.

(n) Effective Date. “Effective Date” is defined in Section 6 of the Plan.

(o) JAMS. “JAMS” is defined in Section 9 of the Plan.

(p) Plan. “Plan” is defined in the Introduction of the Plan.

(q) Plan Administrator. “Plan Administrator” means the Compensation Committee of the Board.

(r) Release. “Release” is defined in Section 2 of the Plan.

(s) Separation from Service. “Separation from Service” is defined in Section 18(a) of the Plan.

(t) Senior Executive. “Senior Executive” is defined in Section 1 of the Plan.

5. Best Pay Provision. Notwithstanding anything in the Plan to the contrary, if any payment or benefit (including without limitation, any accelerated vesting of equity awards) you would receive pursuant to the Plan or otherwise (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall either be (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by you on an after-tax basis, of the largest payment, notwithstanding that all or some portion the Payment may be taxable under Section 4999 of the Code. If a reduction in a Payment is to be made, the reduction in Payment will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits payable to you. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of your equity awards.

6. Effective Date of Plan. This Plan shall be effective as of the date first listed above (the “Effective Date”).

7. Amendment and Termination of this Plan. The Plan may be terminated or amended in any respect by resolution adopted by two-thirds (2/3) of the Board, provided, that during a Change in Control Period, no amendment or termination of the Plan shall impair any rights of or obligations to any Senior Executive under this Plan unless such Senior Executive expressly consents to such amendment or termination.

8. Plan Administration. The Plan Administrator shall have discretionary authority to construe and interpret the terms of the Plan, to determine eligibility and to make all other determinations under the Plan.

9. Arbitration. Any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance or interpretation of this Plan shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in San Francisco, California, conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) under the applicable JAMS rules. By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. Except as may be prohibited by applicable law, or may render this dispute resolution clause unenforceable, if any legal action is brought to enforce this Agreement, the prevailing party will be entitled to receive its attorneys’ fees, court costs, and other collection expenses, in addition to any other relief it may receive. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law including attorneys fees and litigation costs; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the amount of court fees that would be required if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

10. Funding and Payment of Benefits. This Plan shall be maintained in a manner to be considered “unfunded.” The Company shall be required to make payments only as benefits become due and payable. No person shall have any right, other than the right of an unsecured general creditor against the Company, with respect to the benefits payable hereunder, or which may be payable hereunder, to any Senior Executive, surviving spouse or beneficiary hereunder. If the Company, acting in its sole discretion, establishes a reserve or other fund associated with this Plan, no person shall have any right to or interest in any specific amount or asset of such reserve or fund by reason of amounts which may be payable to such person under this Plan, nor shall such person have any right to receive any payment under this Plan except as and to the extent expressly provided in this Plan. The assets in any such reserve or fund shall be part of the general assets of the Company, subject to the control of the Company.

11. Plan Application. This Plan shall be the only plan or agreement with respect to which benefits may be provided to you upon a termination of your employment in a manner described in Section 2 or Section 3 hereof, as applicable, provided, that this Plan shall not adversely effect the express terms of any equity award granted to you by the Company.

12. Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Plan and agree expressly to perform any of the Company’s obligations under this Plan. For all purposes under this Plan, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers an assumption agreement or which becomes bound by the terms of this Plan by operation of law. All of your rights hereunder shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

13. Limitation On Employee Rights; At-Will Employment. This Plan shall not give any employee the right to be retained in the service of the Company or interfere with or restrict the right of the Company to discharge or retire the employee. All employees of the Company are employed at will.

14. No Third-Party Beneficiaries. This Plan shall not give any rights or remedies to any person other than Senior Executives and the Company.

15. Governing Law. This Plan shall be administered, interpreted and enforced under the internal laws of the State of California without regard to conflicts of laws thereof.

16. No Assignment of Benefits. The rights of any person to payments or benefits under this Plan shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection shall be void.

17. Miscellaneous. Where the context so indicates, the singular will include the plural and vice versa. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Plan. Unless the context clearly indicates to the contrary, a reference to a statute or document shall be construed as referring to any subsequently enacted, adopted, or executed counterpart.

18. Section 409A.

(a) Separation from Service. Notwithstanding anything in this Plan to the contrary, any compensation or benefits payable under this Plan that constitutes “nonqualified deferred compensation” (“Deferred Compensation”) within the meaning of Section 409A of the Code, and which is designated under this Plan as payable upon your termination of employment shall be payable only upon your “separation from service” with the Company within the meaning of Section 409A of the Code (a “Separation from Service”) and, except as provided under Section 18(b) of this Plan, any such compensation or benefits shall not be paid, or, in the case of installments, shall not commence payment, until the sixtieth (60th) day following your Separation from Service. Any installment payments that would have been made to you during the sixty (60) day period immediately following your Separation from Service but for the preceding sentence shall be paid to you on the sixtieth (60th) day following your Separation from Service and the remaining payments shall be made as provided in this Plan.

(b) Specified Employees. Notwithstanding any provision herein to the contrary, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which you are entitled under this Plan is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of your benefits shall not be provided to you prior to the earlier of (i) the expiration of the six-month period measured from the date of your Separation from Service or (ii) the date of your death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to you (or your estate or beneficiaries), and any remaining payments due to you under this Plan shall be paid as otherwise provided herein.

(c) Installments. Your right to receive any installment payments under this Plan shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii).

(d) General. To the extent applicable, this Plan shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the adoption of this Plan. Notwithstanding any provision of this Plan to the contrary, in the event that the Company determines that any amounts payable hereunder will be immediately taxable to you under Section 409A of the Code and related Department of Department of Treasury guidance, to the extent permitted under Section 409A of the Code, the Company may, to the extent permitted under Section 409A of the Code (i) cooperate in good faith to adopt such amendments to this Plan and appropriate policies and procedures, including amendments and policies with retroactive effect, that they determine necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Plan, preserve the economic benefits of this Plan and/or (ii) take such other actions as mutually determined necessary or appropriate to exempt the amounts payable hereunder from Section 409A of the Code or to comply with the requirements of Section 409A of the Code and thereby avoid the application of penalty taxes under such section. To the extent applicable, each of the exceptions to Code Section 409A’s prohibition on acceleration of payments of Deferred Compensation provided under Treasury Regulation 1.409A-3(j)(4) shall be permitted under the Agreement.